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[LETTERHEAD]

                                July 28, 2000

State Street Bank and Trust Company of California, N.A.
633 West Fifth Street, 12th Floor
Los Angeles, California 90071


         Re: Invitrogen Corporation 5 1/2% Convertible Subordinated Note due
             2007

Ladies & Gentlemen:

         We have acted as counsel to Invitrogen Corporation, a Delaware corporation (the "Company") in connection with that certain Indenture, dated as of February 24, 2000 (the "Indenture"), by and between the Company and State Street Bank and Trust Company of California, N.A., a national banking association organized and existing under the laws of the United States of America, as trustee (the "Trustee"). We are issuing this opinion in connection with the exchange of outstanding 5 1/2% Convertible Subordinated Notes due 2007 of the Company bearing the CUSIP Number 46185R AA 8 (the "Unregistered Note") for a note of like tenor and aggregate principal amount bearing the CUSIP Number 46185R AB 6 (the "Registered Note"), in connection with the transfers effected:
(a) under the Company's registration statement on Form S-3, Registration No. 333-37964, to be declared effective by the Securities and Exchange Commission on July 31, 2000, or (b) in reliance on Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), and in the case of transfer in reliance on Rule 144 under the Securities Act, only upon receipt of an opinion of counsel having substantial experience in practice under the Securities Act and otherwise reasonably acceptable to the Company. Unless otherwise indicated in this letter, all capitalized terms used herein have the meanings given to those terms in the Indenture.

          In order to render this opinion, as to questions of fact, we have examined the following:

         1.       the Indenture;

         2.       the form of Registered Note;

         3. the minutes of meetings and actions by written consent of the stockholders and Board of Directors of the Company that are contained in the Company's minute

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July 27, 2000
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                  books that are in our possession, including the resolutions adopted at a meeting of the Board of Directors authorizing the execution and delivery of the Indenture and the registration of the Note;

         4.       the Certificate of Incorporation, as amended of the Company;

         5.       the By-Laws of the Company, as amended; and

         6. the Officers' Certificate of the Company delivered pursuant to the Indenture (the "Officers' Certificate")

         We have not examined any documents other than those described above or made any independent factual investigation, nor have we caused the search of any docket of any court, tribunal, agency or similar authority or any other record of any governmental agency or third party.

         We have assumed (i) the genuineness and authenticity of all documents submitted to us as originals, (ii) the conformity to genuine, authentic originals of all documents submitted to us as copies and (iii) the competence of all individuals executing documents. To the extent that the obligations of the Company under the Indenture or the Note may be dependent upon such matters, we have also assumed for purposes of this opinion (i) that the Trustee under the Indenture has been duly organized, is validly existing and is in good standing under the laws of its jurisdiction of organization, (ii) that the Trustee is duly qualified to engage in the activities contemplated by the Indenture, (iii) that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms, (iv) that the Trustee is in compliance, generally and with respect to acting as trustee under the, Indenture, with all applicable laws and regulations, and (v) that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

         For purposes of rendering this opinion, in our examination of the Indenture and the Registered Note, we have assumed that the rights and remedies set forth in the Indenture and the Registered Note will be exercised by the parties thereto in a commercially reasonable manner, and each of the parties thereto other than the Company will abide by the implied covenant of good faith and fair dealing imposed by California law.

         Our opinions set forth herein that any document is valid, binding or enforceable according to its term are qualified as to:

                  (i) limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights and remedies of creditors generally;

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July 27, 2000
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                  (ii)     rights to indemnification and contribution which may
be limited by applicable law or equitable principles; and

                  (iii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, the possible unavailability of specific performance or injunctive relief, and limitations or rights of acceleration, regardless of whether such validity and binding effect are considered in a proceeding in equity or at law.

         Moreover, we express no opinion as to the validity, binding effect or enforceability of any provisions of the Indenture or the Registered Note purporting to impose penalties or any increase in interest rate to the extent they constitute a penalty or are otherwise contrary to public policy

         We are admitted to practice law only in the State of California, and we express no opinion concerning any law other than the law of the State of California the General Corporation Law of the State of Delaware (the "DGCL"), and the federal law of the United States. We note that the Indenture states that it is to be governed by the laws of the State of New York. We have not examined the question of what law would govern the interpretation or enforcement of the Indenture and our opinion is based on the assumption that the internal laws of the State of California and federal law would govern the provisions of the Indenture and the transactions contemplated thereby, To the extent New York law would govern any of the matters covered by this opinion, we have assumed that the relevant portions of California law are identical to New York law. We express no opinion with respect to any questions of choice of law, choice of venue or conflict of laws.

         We express no opinion with respect to (i) the availability of equitable remedies, including specific performance, (ii) the enforceability of indemnification and contribution provisions, (iii) the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or (iv) the enforceability of the Indenture under Section 1670.5 of the California Civil Code.

         Based upon our examination of the foregoing, in reliance thereon, and subject thereto, we are of the opinion that, as of the date hereof;

         1. The execution of the Registered Note by the Company is authorized or permitted by the Indenture; and

         2. The Registered Note (a) is in the form contemplated by the Indenture; (b) has been duly authorized by the Company; (c) assuming that the Registered Note has been duly authenticated by the Trustee, has been duly executed, issued and delivered by the Company; and (d) upon an exchange of the Registered Note for the Unregistered Note in accordance with the terms of the Indenture, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with its terms.

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July 27, 2000
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         This opinion and the statements included in the previous paragraph are intended for the sole use of the Trustee and are not to be made available to or relied upon by other persons or entities without our prior express written consent.

         We hereby consent to the use of this opinion as an exhibit to amendment No. 1 to the Registration Statement and to the reference to our firm under the caption "Legal Matters" therein. In giving this consent, we do not thereby agree that we come within the category of persons whose consent is required by the Act or the Rules. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

                                       Very truly yours,

                                       GRAY CARY WARE & FREIDENRICH LLP


                                       /s/ GRAY CARY WARE & FREIDENRICH LLP
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